UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-0405

         DIVISION OF
CORPORATION FINANCE

Mail Stop 3561


      August 3, 2005

Mr. David W. Pruitt
Co-Chairman of the Board and
Chief Executive Officer
Cap Rock Energy Corporation
500 West Wall Street, Suite 400
Midland, Texas 79791

Re:	Cap Rock Energy Corporation
Form 10-K for the Year Ended December 31, 2004
	Filed March 29, 2005
      File No. 0-32667

Dear Mr.Pruitt:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,



								James Allegretto
Senior Assistant Chief Accountant